Exhibit 99.1
News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services Reports Second Quarter Results

BATON ROUGE, Louisiana — (Aug. 9, 2007) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced operating results for the second quarter ended June 30, 2007.

Second Quarter 2007 Summary

•	Revenues increased 15.1% to $233.1 million versus $202.5 million a year ago.

•	EBITDA (as defined below) increased 2.5% to $57.6 million compared to $56.2 million of EBITDA a year ago.

•	Income from operations decreased 6.0% to $32.9 million compared to $35.0 million a year ago.

•	Net income decreased 23.2% to $15.2 million compared to net income of $19.8 million a year ago.

•	Total gross margin decreased to 30.5% compared to 33.7% a year ago.

“We are pleased with our top line growth, achieving record quarterly revenue during the second quarter. Demand for new equipment, especially cranes, was extremely strong, which had a negative effect on our consolidated margins as this component of our business generates lower margins than our other segments. This shift in revenue mix, combined with record year-over-year comps, impacted our bottom line performance for the quarter as compared to a year ago,” said John Engquist, H&E Equipment Services’ president and chief executive officer. “Dollar utilization was 41.5% for the quarter compared to 42.2% a year ago. Our returns were negatively impacted by softness in time utilization early in the quarter, partly due to the completion of hurricane related work in Florida. Our time utilization returned to normal levels in the second half of the quarter due to strong demand in our other markets. We are also seeing increased spending in Coastal Louisiana as a result of Hurricane Katrina and expect this spending to accelerate in the third and fourth quarters. We remain encouraged about the trends in the non-residential construction markets we serve and our outlook for both the near and long term.”

“Our revenue growth for the quarter was primarily the result of a 38.0% increase in new equipment sales. Even with the softness in utilization during the first part of the quarter, rental revenues grew 8.7% and our combined parts and service revenues reflected growth of 12.7%,” commented Leslie Magee, H&E Equipment Services’ chief financial officer.

“Our gross margin remained strong at 30.5% compared to 33.7% a year ago when we posted record top and bottom line growth. The majority of the decline in gross margin is attributable to the combination of revenue mix and lower utilization of our rental fleet. Sequentially, gross margin decreased slightly from 31.3% in the first quarter of this year, which is also a result of continued growth in new equipment sales,” said Ms. Magee. “Overall, we remain positive about the current trends in our business and we expect the trend in revenue mix to continue for the remainder of the year.”

2007 Outlook

“Our outlook for 2007 remains very positive and as a result, we are raising our top-line estimates,” said Mr. Engquist. “Non-residential construction activity remains strong across our footprint. We are very encouraged by the activity we see in the major industries we serve including the petrochemical sector, energy sector and mining industry. The demand for new equipment, particularly cranes, is extremely strong and gives us confidence in the non-residential construction cycle. Although we see many positives for our business as a result of the strong demand for new equipment, we expect our earnings will be negatively impacted by the change in revenue mix. In addition, we have revised our earnings to reflect increased depreciation expense as a result of de-aging our fleet.”

•	Revenue – The Company expects 2007 revenue in the range of $935 million to $953 million.

•	EBITDA – The Company expects 2007 EBITDA in the range of $233 million to $240 million.

•	Earnings Per Share – The Company expects 2007 earnings per share in the range of $1.59 to $1.67 per share based on 38.2 million diluted common shares outstanding and an effective tax rate of approximately 38.5%. Relative to the Company’s 2006 results, its 2007 guidance is based on a significantly higher effective tax rate, 38.5% versus 22.9%, and an increase in common shares outstanding given the effective date of the initial public offering in February 2006.

FINANCIAL DISCUSSION FOR SECOND QUARTER ENDED JUNE 30, 2007

•	Revenues – Total second quarter revenues increased $30.6 million to $233.1 million from $202.5 million in the second quarter of 2006. The following is revenue by business segment for the second quarter versus the second quarter of 2006:

•	Equipment rentals – Equipment rental revenues were $69.6 million compared with $64.0 million, reflecting an increase of $5.6 million, or 8.7%. At the end of the second quarter of 2007, the original acquisition cost of the rental fleet was $678.1 million, up $63.8 million from $614.3 million at the end of the second quarter of 2006. Dollar utilization was 41.5% compared to 42.2%.

•	New equipment sales – New equipment sales were $78.5 million compared with $56.9 million, reflecting an increase of $21.6 million, or 38.0%.

•	Used equipment sales – Used equipment sales were $34.7 million compared to $36.1 million, reflecting a decrease of $1.4 million, or 3.9%.

•	Parts sales - Parts sales were $23.9 million, representing a $2.7 million, or 12.7%, increase compared with $21.2 million.

•	Service revenues - Service revenues were $15.1 million, representing a $1.7 million, or 12.7%, increase compared with $13.4 million.

•	Gross Profit – Total gross profit for the second quarter of 2007 was $71.2 million compared with $68.3 million for the second quarter of 2006, reflecting an increase of $2.9 million, or 4.2%. Second quarter gross profit margin decreased to 30.5% from 33.7% for the second quarter of 2006, primarily as a result of revenue mix and lower time utilization. The following is gross profit by business segment for the second quarter versus the second quarter of 2006:

•	Equipment Rentals – Gross profit from equipment rentals increased to $35.4 million from $34.4 million.

•	New equipment sales – New equipment sales gross profit increased to $10.1 million from $7.2 million.

•	Used equipment sales – Used equipment sales gross profit decreased to $8.4 million compared to $10.3 million.

•	Parts sales – Gross profit from parts sales increased to $6.9 million from $6.2 million.

•	Service revenues – Gross profit from service revenues increased to $9.5 million from $8.6 million.

•	Selling, General And Administrative Expenses – Selling, general and administrative expenses for the second quarter of 2007 were $38.4 million compared with $33.4 million last year, a $5.0 million, or 14.9%, increase. As a percentage of total revenues, selling, general and administrative expenses for the second quarter of this year were 16.5%, consistent with the second quarter of last year.

•	Income From Operations – The Company reported income from operations of $32.9 million compared to $35.0 million in the second quarter of last year, reflecting a decrease of $2.1 million, or 6.0%.

•	Net Income – Net income decreased to $15.2 million, or 23.2%, from net income of $19.8 million in the second quarter of last year.

•	EBITDA – EBITDA for the second quarter increased 2.5% to $57.6 million compared with $56.2 million during the second quarter of 2006. EBITDA as a percentage of revenues decreased to 24.7% compared with 27.8% in the second quarter of 2006.

Non-GAAP Financial Measures
This press release contains certain Non-GAAP measures (EBITDA and Adjusted EBITDA). Please refer to our Current Report on Form 8-K for a description of our use of these measures. EBITDA and Adjusted EBITDA as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call
The Company’s management will hold a conference call to discuss second quarter results today, Thursday, August 9, 2007, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1292 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 1:00 p.m. (Eastern Time) on Thursday, August 9, 2007, and will continue through August 16, 2007, by dialing 719-457-0820 and entering confirmation code 9994868.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com or www.earnings.com on August 9, 2007, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.
The Company is one of the largest integrated equipment services companies in the United States with 50 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. Among the forward-looking statements included in this release is the information provided under the heading “2007 Outlook.” Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results that differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction activity in the markets where we operate in North America; (2) relationships with new equipment suppliers; (3) increased maintenance and repair costs; (4) our substantial leverage; (5) the risks associated with the expansion of our business; (6) our possible inability to integrate any businesses we acquire, including the potential acquisition of J.W Burress, Incorporated; (7) competitive pressures; (8) compliance with laws and regulations, including those relating to environmental matters; and (9) other factors discussed in our public filings, including the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

H&E EQUIPMENT SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues:
Equipment rentals	$69,572	$64,011	$132,773	$118,006
New equipment sales	78,465	56,945	146,235	112,660
Used equipment sales	34,747	36,065	65,687	67,719
Parts sales	23,951	21,237	47,087	40,550
Service revenues	15,099	13,374	29,722	25,708
Other	11,311	10,904	21,377	20,103

Total revenues	233,145	202,536	442,881	384,746
Cost of revenues:
Rental depreciation	22,321	19,170	43,664	36,030
Rental expense	11,842	10,476	22,629	21,088
New equipment sales	68,378	49,733	127,352	98,294
Used equipment sales	26,354	25,746	48,874	49,545
Parts sales	17,060	15,080	33,329	28,604
Service revenues	5,628	4,731	10,768	9,298
Other	10,352	9,305	19,344	17,569

Total cost of revenues	161,935	134,241	305,960	260,428

Gross profit	71,210	68,295	136,921	124,318
Selling, general and administrative expenses	38,360	33,384	75,515	74,427
Gain on sale of property and equipment	39	60	347	159

Income from operations	32,889	34,971	61,753	50,050
Interest expense	(8,887)	(10,115)	(17,590)	(20,282)
Other income, net	386	355	523	430

Income before provision for income taxes	24,388	25,211	44,686	30,198
Provision for income taxes	9,162	5,408	17,326	6,475

Net income	$15,226	$19,803	$27,360	$23,723

EARNINGS PER SHARE:
Basic – Earnings per share	$0.40	$0.52	$0.72	$0.66

Basic — Weighted average number of common shares outstanding	38,095	38,070	38,088	35,777

Diluted – Earnings per share	$0.40	$0.52	$0.72	$0.66

Diluted — Weighted average number of common shares outstanding	38,161	38,096	38,159	35,790

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	June 30,	December 31,
	2007	2006
Cash and cash equivalents	$34,967	$9,303
Rental equipment, net	470,181	440,454
Total assets	833,437	759,942
Total debt (1)	256,479	265,965
Total liabilities	570,260	524,358
Stockholders’ equity	263,177	235,584
Total liabilities and stockholders’ equity	$833,437	$759,942

(1) Total debt consists of the aggregate amounts outstanding on the senior secured credit facility, senior unsecured notes, senior secured notes and notes payable obligations, net of original issue discount, where applicable.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net income	$15,226	$19,803	$27,360	$23,723
Interest expense	8,887	10,115	17,590	20,282
Provision for income taxes	9,162	5,408	17,326	6,475
Depreciation and amortization	24,353	20,876	47,622	39,316

EBITDA	$57,628	$56,202	$109,898	$89,796
Management services agreement termination fee (1)	¯	¯	¯	8,000

Adjusted EBITDA	$57,628	$56,202	$109,898	$97,796

(1) Adjustment relates to a non-recurring charge of $8.0 million for the termination of a management services agreement in connection with the Company’s initial public offering in February 2006.